April 18, 2017

Manning & Napier Fund, Inc.
290 Woodcliff Drive
Fairport, NY 14450

Re: Registration Statement Filed On Form N-14 Under The Securities Act Of 1933

Ladies and Gentlemen:

We hereby consent to the references to our Firm in the Registration Statement filed on Form N-14 under the Proxy Statement/Prospectus headings “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – The Plan of Reorganization” and “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – Tax Considerations.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP